Presidents Plaza, Building One,
196 Van Buren Street, Suite 300, Herndon, VA 20170

Contacts:  Richard Ramlall, RCN, SVP of Strategic and External Affairs, RCN, 703-434-8430
Carolyn Capaccio, CFA, Lippert/Heilshorn & Assoc., 212-838-3777

RCN Announces Completion of Refinancing
- New First-Lien Credit Facility Replaces Existing First- and Third-Lien Facilities -
- Existing Second-Lien Indenture Amended -
- $4 Million Annual Interest Savings; Covenants Improved -

Herndon, VA, May 31, 2006 - RCN Corporation (NASDAQ: RCNI), a leading provider of total communications service, announced today that it has closed a new $130 million first-lien credit facility. The new facility is comprised of two parts: a 7-year $75 million term loan that will be used to refinance both RCN’s existing $34 million first-lien and $41 million third-lien term loans; and a 5-year $55 million revolving credit line that will replace RCN’s existing letter of credit facilities. The new term loan is priced at LIBOR + 175 basis points and the new credit line is priced initially at LIBOR + 200 basis points, with a step-down to LIBOR + 175 basis points if RCN receives an increase in its debt ratings in the future. The new facility also contains a revised covenant package with fewer and less restrictive financial covenants, and provides enhanced baskets for asset sales, acquisitions and additional debt, as well as greater flexibility regarding the use of its cash resources.

In connection with the new first-lien facility, RCN amended its existing second-lien indenture to allow for the early repayment of its third-lien facility and to revise the second-lien covenants to make them consistent with the new first-lien facility.

Michael T. Sicoli, Chief Financial Officer of RCN, stated, “This transaction completes the balance sheet transformation set in motion after the sale of our investments in Megacable and MCM in March 2006. After reducing our debt by nearly $300 million and receiving a multiple-notch upgrade in our debt ratings from Moody’s Investors Service, we launched this refinancing effort and are extremely pleased with the results. We have simplified our capital structure, improved our strategic and financial flexibility, and lowered our interest expense, all in one transaction. We look forward to using this flexibility to drive increased value for our shareholders.”

About RCN Corporation
RCN Corporation, http://www.rcn.com, is one of the largest facilities-based competitive providers of cable, high-speed internet and phone services delivered over its own fiber-optic local network to residential customers in the most densely populated markets in the U.S. RCN Business Solutions is a growing business that also provides bulk video, high-capacity data and voice services to business customers. RCN provides service in the Boston, New York, Eastern Pennsylvania, Washington, D.C., Chicago, San Francisco and Los Angeles metropolitan markets. (RCNI-G)

RCN Forward-Looking Statements
This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN's Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

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